Exhibit 10.34

DARIOHEALTH CORP.

February 16, 2024

Tomer Ben Kiki

Dear Tomer,

I am pleased to offer you employment with Dario Health ( “Company”) in the position of COO and you will report to the CEO. This letter confirms our offer of employment and includes details on the financial arrangements.

Your employment with the Company will commence on February 16, 2024. For your services for the Company, you will receive the following compensation and benefits:

1.Compensation.

a.

Salary. The Company will pay you an annual salary of $212,000. You will be paid in accordance with the Company’s usual payroll practice. You authorize the Company to make all legally required deductions and withholdings. During the Term, your salary shall be subject to an annual review and potential adjustment as the CEO shall deem appropriate. Such annual review shall take place no later than 90 days following the end of a calendar year. Any change in salary shall be and become the salary for purposes of this agreement.

b.

Bonus. You will be entitled to receive an annual performance bonus of up to 20% (the “Bonus Amount”) subject to the Company reaching annual Company goals as defined by the Board of Directors and your personal objectives.

c.

Stock Options. You will be entitled to a stock option grant to purchase up to 358,973 shares of the Company’s common stock, subject to the approval of the Company’s Board of Directors. 145,871 of these options will vest on the grant date and the remining 213,102 options will vest over two years in eight equal quarterly amounts elapsed from the grant date. This Option grant is subject, in all respects, to the approval of the Company's Board of Directors.  The options will serve as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4) and will be issued outside of the Company's 2020 Equity Incentive Plan (the “Plan”) but will otherwise follow the material terms of similar grants issuable pursuant to the Plan. The vesting period shall immediately end, and all shares shall immediately vest, in the event a Change in Control (as defined in the Plan) occurs prior to, or within 180 days of, the termination of a grantee’s employment or retention with the Company.

d.	Performance options. You will be granted options to purchase up to 150,000 performance options which will vest upon achieving personal objectives as follows:

Area	Milestone	Grants
Commercial Transition Support	Achieve GAAP revenues at $18M from Twill products for the year ending December 31, 2024 as reported in the Company’s form 10K for that year.	● 22,500 options will vest upon achievement of 100% of this milestone. Employee shall be entitled to a pro-rated vesting upon reaching at least 70% of this milestone.
OPEX targets 2024	2024 OPEX – not higher than $56M for the year ending December 31, 2024	● 22,500 options will vest upon achievement of 100% of this milestone. Employee shall be entitled to 50% vesting upon maintaining expense level below 105% of goal.
OPEX targets 2025	Q1-2025 OPEX run rate enabling $50M of OPEX in 2025, and not higher than $13M.	● 20,000 options will vest upon achievement of 100% of this milestone. Employee shall be entitled to 50% vesting upon maintaining expense level below 105% of goal
Product Development and Life Cycle and Delivery	Generate software value from funds invested and meet product roadmap	● 42,500 options will vest upon achievement of 100% of this milestone. Employee shall be entitled to a pro-rated vesting upon reaching at least 70% of this milestone.
Key talent retention	Retain 15 key Twill/Dario employees according to a list to be agreed between the Employee and the Chief of Stuff.	● 42,500 options will vest upon achievement of 100% of this milestone. Employee shall be entitled to a pro-rated vesting upon reaching at least 70% of this milestone.

e.

This Option grant is subject, in all respects, to the approval of the Company's Board of Directors. The options will serve as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4) and will be issued outside of the Company's 2020 Equity Incentive Plan (the “Plan”) but will otherwise follow the material terms of similar grants issuable pursuant to the Plan. The options grant is subject, in all respects, to the approval of the Company's Board of Directors.

You also hereby acknowledge that all equity based grants are subject to the Company’s Clawback Policy, which provides for the recoupment (or clawback) of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws of the United States.

You hereby agree and acknowledge that other than the compensation set forth herein you shall not be entitled to any additional compensation irrespective of the number of hours and/or scope of employment actually worked by you.

2.Benefits. You will be eligible to participate in the various employee benefit plans, programs and arrangements that the Company may offer to its U.S. employees from time to time, in accordance with the terms of those plans, programs and arrangements.

3.Time Off. You will accrue 11 days of paid time off each year, which will accrue pro rata on a monthly basis, paid holidays annually in accordance with the Company holiday schedule.

4.Business Expenses. You will be reimbursed for travel, entertainment and other customary operating expenses pursuant to the Company’s reimbursement policy.

5.Company Policies. You shall comply with, and be subject to, both the spirit and the letter of the Company’s policies and procedures as in effect from time to time. Such policies are subject to change and modification by the Company unilaterally from time to time.

6.At-will Employment. The foregoing describes the compensation that you will receive during your employment with the Company (unless changed by written agreement between you and the Company), but is not a contract or guarantee of employment for any particular period of time. At all times you will be an employee at will, which means that you and the Company are each free to terminate your employment at any time and for any reason.

7.Return of Company Property. Upon the termination of the employment relationship or at any given time as requested by the Company, you shall return to the Company all property and material belonging to the Company or its group companies, including but not limited to files, documents, keys, credit cards and all material in whatever form, containing Company Confidential Information (as defined in the agreement referred to in Paragraph 8 below), including possible copies thereof. In connection with this obligation, you undertake to transfer all work-related emails from your email account allocated for your personal use to the use of the Company as separately instructed by the Company.

8.Confidentiality, Proprietary Information and Non-Solicitation Agreement. As a material term of your employment, you agree to be bound by, and shall execute and delivered to the Company, [the Confidentiality, Proprietary Information and Non-Solicitation]  Agreement, attached as Exhibit A.

9.Taxes. All of the compensation and benefits that the Company provides to you will be paid subject to applicable income and employment taxes and withholdings. You are solely responsible for all income and employment tax obligations arising out of your performance of services for the Company including, without limitation, any obligations arising under Internal Revenue Code Section 409A and/or 4999. Any payments to be made under this agreement upon a termination of employment will only be made upon a “separation from service” under Internal Revenue Code Section 409A. Notwithstanding anything in the agreement to the contrary, if You are a “specified employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), no payments that are “deferred compensation” subject to Internal Revenue Code Section 409A that would otherwise be payable upon Your “separation from service” (as defined in Internal Revenue Code Section 409A) shall be made to You prior to the date that is six (6) months after the date of Your “separation from service” or, if earlier, Your death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Internal Revenue Code Section 409A that is also a business day.

10.Notice. The foregoing describes the compensation and benefits that you will receive for so long as you remain employed by Dario or until such terms are modified by mutual written agreement of you and Dario, but is not a contract or guarantee of employment for any particular period of time.  At all times you will be an employee at-will, which means that you and Dario are each free to terminate your employment at any time for any reason, with a 90 days prior written notice (such period after notice is given is referred to as the “Notice Period”).  If  your employment terminates for any reason, you will be entitled to receive only your salary through the date of your termination and such other compensation or benefits to which you may be entitled by law or under the terms of Dario’s benefit plans and programs then in effect. During the Notice Period and unless otherwise determined by the Company in a written notice, the employment relationship hereunder shall remain in full force and effect, you shall be obligated to continue to discharge and perform all your duties and obligations with Company, and you shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume your responsibilities.

Because Federal law requires you to provide the Company with documentation of your eligibility to work in the United States, this offer is further conditioned upon your providing such documentation within three business days of your commencing work.

By accepting this offer of employment, you represent that you are not subject to any agreement, court decision, arrangement or undertaking (for example, a non-competition or non-solicitation obligation) that would prevent you from performing the duties agreed in this Agreement and that you will not unlawfully or in an unjustified way use trade secrets belonging to others while performing the duties under this Agreement.

*   *   *   *   *

To indicate your acceptance of this offer, please sign and date this letter in the space below and the attached Exhibit A and return the signed copy of this letter and Exhibit A to me.

Sincerely,

Erez Raphael, CEO

I ACCEPT EMPLOYMENT BASED ON THE TERMS STATED ABOVE AND THE TERMS SET FORTH IN THE ATTACHED CONFIDENTIALITY, PROPRIETARY INFORMATION AND NON-SOLICITATION AGREEMENT INCORPORATED HEREIN.

Feb 16, 2023

Tomer Ben Kiki	Date

EXHIBIT A

DARIOHEALTH CORP.

CONFIDENTIALITY, PROPRIETARY INFORMATION AND NON-SOLICITATION AGREEMENT

In consideration and as a condition of employment with DarioHealth Corp. and/or by companies which it owns, controls, or by which it is owned or controlled, or with which it is affiliated, or their successors in business (the “Company”), and the compensation paid therefor:

1.	Confidentiality.

Except as the Company may otherwise consent in writing, the undersigned agrees to keep confidential and not disclose or make any use of, except for the benefit of the Company, at any time either during or subsequent to the term of the undersigned engagement with the Company, any trade secrets or confidential or proprietary information of the Company, including without limitation knowledge, data, or other information relating to products, processes, know-how, techniques, designs, formulae, test data, costs, customer lists, employees, business plans, marketing plans and strategies, pricing, or other subject matter pertaining to any past, existing or contemplated business of the Company or any of its employees, clients, customers, consultants, agents, licensees, or affiliates, which the undersigned may produce, obtain or otherwise acquire during the course of or in connection with the undersigned service (collectively, “Company Confidential Information”) or otherwise relating to the business, products, software, technologies, techniques, processes, services, or research and development of the Company. The undersigned further agree not to deliver, reproduce, or in any way allow any Company Confidential Information or any documentation relating thereto to be delivered or used by any third parties without specific direction or consent of the Company.

The foregoing shall not prevent the disclosure of information that does not comprise proprietary information or trade secrets of the Company in the context of academic publications or presentations, subject to the prior confirmation of the Company that such publication will not be adverse to the Company’s interests.

In the event of termination of the undersigned’s engagement with the Company for any reason whatsoever, the undersigned agrees to promptly surrender and deliver to the Company all copies of records, materials, equipment, drawings, documents, and data of any nature pertaining to Company or obtained in connection with the undersigned’s relationship with the Company.

As set forth in 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

2.	Assignment of Inventions.

As used in this Agreement, “Invention” shall include but not be limited to ideas, improvements, designs, discoveries, developments and works of authorship or artistry (including without limitation software, integrated circuit, printed circuit board or computer design, and documentation) developed or created while employed by the Company and related to the undersigned’s responsibilities as an employee of the Company.

The undersigned hereby assigns and transfers to the Company, its successors and assigns, its entire right, title, and interest in and to all Inventions, insofar as any such Invention, by operation of law, may not be considered work made for hire for Company, whether or not protectable by patent, trademark, copyright, or mask work right, and whether or not used by the Company, which are reduced to practice, made or conceived by the undersigned (solely or jointly with others) during the period of and in connection with the undersigned’s service with the Company or with the use of the Company’s resources (including Company’s Confidential Information). The undersigned agrees that all such Inventions shall belong exclusively to the Company and that the undersigned does not and shall not have any right to royalties or other additional payment from the Company with regard to the assigned Inventions.

3.	Assignment and Execution of Documents.

The undersigned agrees to assist the Company, upon request and at its expense, during and after the undersigned’s service the Company in every reasonable way, to obtain for its own benefit patents, trademarks, copyrights, mask work rights or other proprietary rights for Inventions in any and all countries. The undersigned agrees to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all rights, title and interest in such patents, trademarks copyrights, and mask work rights, including executing, acknowledging, and/or delivering to the Company upon request and at its expense, applications.

In the event the Company is unable to secure the undersigned’s signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, the undersigned hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the undersigned’s agent and attorney-in-fact to act for and on the undersigned’s behalf to execute, verify and file any such document and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by the undersigned.

If, in the course of the undersigned’s engagement with the Company, the undersigned incorporates a preexisting work into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use, execute, reproduce, display, perform, distribute internally or externally, sell copies of, and prepare derivative works based upon such preexisting works, and authorize or sublicense others from time to time to do any or all of the foregoing . Notwithstanding the foregoing, the undersigned agrees that: (i) the undersigned will not incorporate, or permit to be incorporated, preexisting work in any Invention without the Company’s prior written consent, (ii) the undersigned’s failure to obtain such prior consent shall not affect the grant of the license relating to the preexisting work.

4.	Maintenance of Records.

The undersigned agrees to keep and maintain adequate and current written records of all Inventions made by the undersigned as provided in Section 3 above (in the form of notes, sketches, drawings, and as may be specified by the Company) which records shall be available to and remain the sole property of the Company at all times.

5.	Competitive Activity.
a.

Non-Solicitation of Clients. The undersigned agrees with and for the benefit of the Company that during the undersigned’s employment by the Company and for a period of twelve (12) months from the date of the termination of employment, however caused, the undersigned shall not at any time, directly or indirectly, without the prior written consent of the Company, in any capacity whatsoever (including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, lender, director, officer, consultant, supplier, trustee or by and through any corporation, company, co-operative, partnership, trust, entity with juridical personality, unincorporated association or otherwise), solicit, attempt to solicit, divert or attempt to divert, with respect to business activities, operations or opportunities that are similar to, or competitive with the Company as it is carried on at the date of termination of this Agreement, any of the clients or customers of the Company or wherever situated. For the purposes of this Section, the expression “clients, and customers of the Company” shall mean any client or potential client business partner of the Company, which the Company provided services or products or which the undersigned had contacts with, for which the undersigned performed services, concerning which the undersigned obtained unique or confidential knowledge as a result of his position, or in respect of which the undersigned was engaged in on behalf of the Company within the twelve (12) months immediately preceding the termination of employment with the Company.

b.

Non-Solicitation of Employees. The undersigned further agrees that, during his employment by the Company and for a period of twelve (12) months following the termination of his employment, however caused, the undersigned will not at any time, directly or indirectly, without the prior written consent of the Company, in any capacity whatsoever (including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, lender, director, officer, consultant, supplier, trustee or by and through any corporation, company, co-operative, partnership, trust, entity with juridical personality, unincorporated association or otherwise), solicit, attempt to solicit, take away or cause to be hired or taken away any employee of the Company or, following the termination of the undersigned’s employment, however caused, hire any employee who was in the employment of the Company during the 12 months preceding the date of the termination of the undersigned’s employment with the Company.

6.	No Conflicting Obligations.

The undersigned confirms that it is not a party to or bound by any employment agreement, consulting agreement, agreement not to compete, or other contract that would prohibit the undersigned engagement with the Company or that would conflict with the undersigned obligation to use her/his/its best efforts to promote the interests of the Company, or that would conflict with the business conducted and/or proposed to be conducted by the Company.

7.	Third Party Confidential information.

The undersigned will not disclose or make available to the Company or use or induce the Company to use any trade secret, confidential or proprietary information or material belonging to any previous employer, client or other person. The undersigned represents that her/his/its performance of this Agreement and as a consultant of the Company does not and will not breach any agreement to keep in confidence any information, knowledge or data acquired by the undersigned in confidence or in trust prior to the undersigned engagement with the Company. The undersigned agrees not to enter into any agreement either written or oral in conflict herewith.

8.	Modification.

This Agreement may not be supplemented, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by the undersigned and an officer of the Company. The undersigned agrees that any subsequent change or changes in the undersigned duties, salary, or compensation shall not affect the validity or scope of this Agreement. The undersigned further agrees that either the Company or the undersigned can terminate the undersigned’s service at any time and for any reason and nothing in this Agreement changes or restricts that right.

9.	Entire Agreement.

The undersigned acknowledges receipt of this Agreement as part of the Company’s offer of employment and agrees that with respect to the subject matter hereof, it is the entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof.

10.	Severability.

In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect, and shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.	Successors and Assigns.

This Agreement shall be binding upon the undersigned heirs, executors, administrators, or other legal representatives and is for the benefit of the Company, its affiliates, successors and assignees.

Tomer Ben Kiki

Date: February 16, 2024